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Exhibit 10.22

FIRST AMENDED EMPLOYMENT AGREEMENT

        This First Amended Employment Agreement (this "Agreement") is entered into by and between Thomas Group. Inc. ("Thomas Group" or the "Company"), a Delaware corporation, and James Taylor ("Mr. Taylor") (the signatories to this Agreement shall be referred to jointly as the "Parties") as of December 21, 2002, to amend, modify, and restate the terms and conditions of that certain Employment Agreement executed by and between Mr. Taylor and Thomas Group on or about March 1, 2001 (the "Employment Agreement").

        WHEREAS, Mr. Taylor presently serving as the Chief Financial Officer of Thomas Group, reporting to the Chief Executive Officer, and is an integral part of its management team who participates in the decision-making process relative to short and long-term planning and policy for Thomas Group; and

        WHEREAS, Thomas Group determined that it would be in the best interests of Thomas Group and its stockholders to assure continuity in the management of Thomas Group's operations by entering into an amended employment agreement to retain the services of Mr. Taylor; and

        WHEREAS, the Parties entered into an Employment Agreement on or about March 1, 2001, and the Parties have decided to amend, modify and restate the Employment Agreement; and

        WHEREAS, Thomas Group wishes to assure itself of the continued services of Mr. Taylor, and Mr. Taylor is willing to remain employed by Thomas Group, upon the terms and conditions set forth in this First Amended Employment Agreement.

        NOW, THEREFORE, in consideration of the premises and the obligations undertaken by the Parties herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Thomas Group and Mr. Taylor agree as follows:

Section 1. Position, Reporting and Exclusive Employment.

        1.1.  The Company hereby employs or continues to employ Mr. Taylor, and Mr. Taylor hereby accepts employment, upon the terms and conditions hereinafter set forth.

        1.2.  During the term of this Agreement, Mr. Taylor shall diligently and faithfully: (i) serve the Company in the capacity of Chief Financial Officer, and perform such duties as are customarily performed by executives in a similar capacity, as shall from time to time be assigned to Employee by the Company's Board of Directors (the "Board") (a member of the Board, a committee of Board members, or the Company's Chief Executive Officer ("CEO") may hereinafter be referred to as an "Authorized Person"); (ii) report directly to the Company's CEO; (iii) discharge and carry out all duties and responsibilities as may from time to time be assigned, and such directions as may from time to time be given, to Mr. Taylor by an Authorized Person; and (iv) abide by and carry out the Company's policies and programs in existence or as the same may be changed from time to time. Mr. Taylor shall obey the lawful directions of an Authorized Person, and shall use his best efforts to promote the interests of the Company and to maintain and to promote the Company's reputation. Mr. Taylor shall at all times faithfully, with diligence and to the best of his ability, experience, and talent, perform all the duties that may be required of and from him pursuant to the express and implicit terms hereof to the reasonable satisfaction of any Authorized Person.

        1.3.  Notwithstanding the provisions of Section 1.2 above, the duties and responsibilities of Mr. Taylor may be changed or modified from time to time by the Board, the CEO, or the Company at the Company's sole discretion. Upon the making of any such changes or modifications, Mr. Taylor's employment with the Company shall continue to be governed by the terms of this Agreement.

        1.4.  All services to be provided by Mr. Taylor under this Agreement shall be performed by Mr. Taylor personally. During the term of this Agreement, Mr. Taylor shall devote his entire business time, attention, energies, skills, learning and best efforts to the business operations of the Company, and shall not (without the prior written consent of the Company) (i) undertake or accept any duties under which there is a conflict of interest between the Mr. Taylor's responsibilities towards the Company or Mr. Taylor's responsibilities to any customer of the Company, on the one hand, and any other interest, on the other hand; or (ii) as a partner, officer, director, stockholder, employee or consultant of any entity, association, agency, organization or institution, engage in any other business or profession which would necessitate the giving of any portion of his business time, attention, energies, skills, learning and best efforts to such activity.

Section 2. Term.

        2.1.  The term of this Agreement shall commence as of July 31, 2002 (the "Commencement Date") and shall continue in effect until terminated in accordance with the provisions of this Agreement. The period beginning with the Commencement Date and ending on the date on which this Agreement terminates under the terms of this Agreement shall be referred to as the "Employment Period."

        Section 3. Compensation and Benefits.    In consideration of the services rendered by Mr. Taylor during the Employment Period, the Company shall pay or provide Mr. Taylor the compensation and benefits set forth in this Section 3.

        3.1.  Salary. During the Employment Period, the Company shall pay Mr. Taylor a base salary at the rate of $18,750.00 per month. Such salary shall be paid in accordance with the Company's normal payroll practices and policies. The Company may adjust Mr. Taylor's salary from time to time in its sole discretion. Mr. Taylor understands and agrees that he is an exempt employee as that term is applied for purposes of Federal or State wage and hour laws, and further understands that he shall not be entitled to any compensatory time off or other compensation for overtime.

        3.2  Incentive Compensation Plan. Mr. Taylor shall be eligible to receive, with respect to each fiscal year of the Company during the Employment Period, an amount set forth in the Company's Incentive Compensation Plan if and only if the Company achieves certain annual revenue and earnings targets established by the Company, in its sole discretion. The computation of annual incentive compensation will be based upon the audited financial results of Thomas Group. Thomas Group shall pay the incentive compensation to Mr. Taylor within fifteen (15) days following completion of the audit of Thomas Group's financial statements by the Company's certified public accountants, and no later than April 15 of each year. Mr. Taylor must be employed by the Company and actively at work on the intended date of the disbursement of the incentive compensation in order to receive any incentive compensation award under the Plan.

        3.3  Entry Development Commission. The Company shall pay an Entry Development Commission to Mr. Taylor in the event that the Company obtains business at any of the companies in Dallas he introduced to the Company. The amount of the commission will be determined by Jim Houlditch, in his sole discretion. This commission arrangement may be revoked at any time by the Company.

        3.3  Employee Benefits. During the Employment Period, Mr. Taylor shall be entitled to participate in or receive benefits under any benefit plan provided by the Company to its employees generally (including any 401(k), § 125 Cafeteria Plan, and group life, medical and dental insurance plans), on a basis consistent with the terms and conditions of any such Plans and subject to any eligibility, co-payment and waiting period requirements under or applicable to any such benefit plans and/or programs. Any employee benefit plans provided by the Company to its employees may be amended or terminated at any time.

        3.4  Stock Options.

        3.4.1  The Company and Mr. Taylor shall enter into a Non-Qualified Stock Option Agreement (the "Stock Option Agreement") under the terms of which the Company shall grant to Mr. Taylor stock options to purchase all or any part of an aggregate of 75,000 shares of the Company's common stock under and subject to the terms and conditions of the Company's 1992 Stock Option Plan (the "1992 Stock Option Plan"); both the Stock Option Agreement and the 1992 Stock Option Plan are incorporated herein by reference and made a part hereof for all purposes. The purchase price per share for each share of common stock to be purchased hereunder shall be the closing price of TGIS on December 14, 2001. So long as Mr. Taylor is employed by the Company (or of any one or more of the subsidiaries of the Company) on a full-time basis on any of the "Exercise Dates" set forth in this Section 3.4.1, then Mr. Taylor shall be entitled, subject to the applicable provisions of the 1992 Stock Option Plan and the Stock Option Agreement, to exercise on or after the applicable Exercise Date, on a cumulative basis, the number of shares of Stock determined by multiplying the aggregate number of shares set forth in Section 3.4.1 of this Agreement by the designated percentage set forth below:

Exercise Dates Exercisable	Percent of Stock Option
On or after December 14, 2002	33.33%
On or after December 14, 2003	66.66%
On or after December 14, 2004	100%

        3.4.2  The Company and Mr. Taylor shall enter into a Non-Qualified Stock Option Agreement (the "Stock Option Agreement") under the terms of which the Company shall grant to Mr. Taylor stock options to purchase all or any part of an aggregate of 75,000 shares of the Company's common stock under and subject to the terms and conditions of the Company's 1997 Stock Option Plan (the "1997 Stock Option Plan"); both the Stock Option Agreement and the 1997 Stock Option Plan are incorporated herein by reference and made a part hereof for all purposes. The purchase price per share for each share of common stock to be purchased hereunder shall be the closing price of TGIS on April 16, 2002. So long as Mr. Taylor is employed by the Company (or of any one or more of the subsidiaries of the Company) on a full-time basis on any of the "Exercise Dates" set forth in this Section 3.4.2, then Mr. Taylor shall be entitled, subject to the applicable provisions of the 1997 Stock Option Plan and the Stock Option Agreement, to exercise on or after the applicable Exercise Date, on a cumulative basis, the number of shares of Stock determined by multiplying the aggregate number of shares set forth in Section 3.4.2 of this Agreement by the designated percentage set forth below:

Exercise Dates Exercisable	Percent of Stock Option
On or after April 16, 2003	33.33%
On or after April 16, 2004	66.66%
On or after April 16, 2005	100%

Section 4. Termination.

        4.1  Termination by Death of Employee. In the event of Mr. Taylor's death during the Employment Period, the Company's obligations under this Agreement shall automatically terminate as of the date of such death. If this Agreement is terminated because of Mr. Taylor's death, the Company shall pay to Mr. Taylor's estate (i) any Base Salary earned and unpaid through the date of such death and (ii) any business expenses otherwise due to Mr. Taylor through such date of death. Termination by death of Mr. Taylor shall not be deemed a "Termination Without Cause" as defined in Section 4.4 below.

        4.2  Termination by Disability of Employee. In the event Mr. Taylor shall, during the Employment Period, become physically or mentally ill or disabled so as not to be able to perform the essential functions of his position, and such illness or disability shall continue for more than two (2) consecutive months or for a total of three (3) months (whether or not consecutive) in any twelve-month period during such term, the Company shall have the right, by written notice to Mr. Taylor, to terminate the Company's obligations under this Agreement as of a date not less than fourteen (14) days after the date of the sending of such notice (such date to be specified in such notice), and, upon the provision of such notice, this Agreement shall immediately terminate. If this Agreement is terminated because of Mr. Taylor's disability, the Company shall pay to Mr. Taylor (i) any Base Salary earned and unpaid through the date specified in such notice and (ii) any business expenses otherwise due to Mr. Taylor through such date of termination. Termination by disability of Mr. Taylor shall not be deemed a "Termination Without Cause" as defined in Section 4.4 below.

        4.3  Resignation by Employee. At any time during the Employment Period, Mr. Taylor shall be entitled to terminate this Agreement by providing the Company with a written notice of resignation (such notice hereinafter referred to as a "Resignation Notice") at least sixty (60) days' prior to his intended resignation date. If Mr. Taylor decides to resign his employment with the Company, Mr. Taylor agrees to faithfully perform and discharge his duties and responsibilities for the Company from the date of such Resignation Notice until such termination date. Upon receipt of a Resignation Notice, in lieu of having Mr. Taylor continue working for the Company through the effective date of his resignation, the Company may request that Mr. Taylor stop working for the Company at any time prior to the expiration of such notice period; provided, however, that the Company shall pay Mr. Taylor his Base Salary through the expiration of such notice period. Mr. Taylor agrees and understands that, in the event of any resignation under this Section 4.3, he shall be entitled to receive (i) any Base Salary earned and unpaid through the date of such termination of employment and (ii) any business expenses otherwise due to Mr. Taylor through the date of such resignation. All other obligations of the Company under this Agreement shall automatically cease, and Mr. Taylor shall not be entitled to any other salary, payments or benefits otherwise payable under this Agreement, except as otherwise required by law or this Agreement. Mr. Taylor's election to resign his employment (or a termination by the Company following receipt of a Resignation Notice) shall not be deemed a "Termination Without Cause" as defined in Section 4.4 below.

        4.4  Termination By Company Without Cause. Mr. Taylor's employment under this Agreement may be terminated at any time by the Company, without cause, upon fourteen (14) days' written notice to the Mr. Taylor (such termination referred to throughout this Agreement as a "Termination Without Cause"). In the event of any such Termination Without Cause, the Company agrees to pay to Mr. Taylor (i) any Base Salary earned and unpaid through the date of such termination of employment and (ii) any business expenses otherwise due to Mr. Taylor through the date of such Termination Without Cause. In the event of a Termination Without Cause, the Company further agrees to pay, and Mr. Taylor further agrees to accept, as his sole and exclusive remedy, and as full and adequate additional consideration for Mr. Taylor's obligations and agreements under Section 7 below, a lump sum amount equal to twelve (12) months of Base Salary, at the rate set and/or approved by the Board; provided, however, that Mr. Taylor shall execute a general release and separation agreement in a form acceptable to the Company prior to the payment of any severance compensation under this Section 4.4. In the event of a Termination Without Cause under Section 4.4, Mr. Taylor agrees and understands that all of his obligations and agreements under Section 7 below (including, without limitation, Mr. Taylor's obligations concerning confidential information, non-competition and non-solicitation, and the Mr. Taylor's agreement to execute a general release and separation agreement) shall continue in full force and effect in the manner and on the terms set forth herein.

        4.5  Termination By Company With Cause. The Company may terminate Mr. Taylor and this Agreement at any time with cause (such termination referred to throughout this Agreement as a "Termination With Cause"). Any of the following circumstances shall constitute "Cause" under this Agreement: (i) Mr. Taylor's violation of any material provision of this Agreement which, after thirty (30) days' written notice from the Company setting forth such violation, either (a) remains uncured or

(b) is not in the process of being cured by Mr. Taylor in a manner that will result in such cure within a reasonable period of time; (ii) Mr. Taylor's willful violation of written directives of the Board or CEO; (iii) repeated acts of negligence by Mr. Taylor; (iv) Mr. Taylor's commission of an act of personal dishonesty which involves personal profit in connection with Mr. Taylor's employment with the Company, indecency, insubordination, theft of the Company's assets or opportunities, harassment, or disorderly conduct; or (v) Mr. Taylor's charge, indictment, plea of no contest, or conviction for a criminal offense (excluding traffic and other minor misdemeanors that do not carry a penalty of possible imprisonment). If Mr. Taylor is terminated for "Cause," all obligations of the Company under this Agreement (except for obligations specifically referred to as continuing) shall automatically cease, and Mr. Taylor shall not be entitled to any salary, payments, or other benefits otherwise payable under this Agreement for periods after such termination; provided, however, in the event of any such Termination With Cause, the Company agrees to pay to Mr. Taylor (i) any Base Salary earned and unpaid through the date of such termination of employment and (ii) any business expenses otherwise due to Mr. Taylor through the date of such termination of employment. Mr. Taylor agrees and understands that, in the event of any such termination for Cause, his obligations and agreements under Section 7 (including, without limitation, Mr. Taylor's obligations concerning confidential information, non-competition and non-solicitation, but not including Mr. Taylor's agreement to execute a general release and separation agreement) shall continue in full force and effect in the manner and on the terms set forth in such Section 7 below.

Section 5. Change of Control.

        5.1  Definitions.

          5.1.1  Change of Control. A "Change in Control" shall occur if any of the following occurs: (a) if any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (i) with respect to options granted pursuant to the 1992 Stock Option Plan, 50 percent or more of the combined voting power of the Company's then outstanding securities, or (ii) with respect to options granted pursuant to the 1997 Stock Option Plan, 20% or more of the combined voting power of the Company's then outstanding securities, or (iii) with respect to Section 5.2(a) hereof, 40% or more of the combined voting power of the Company's then outstanding securities; provided, however, that the term "Person" shall not include (A) the Company, (B) any employee benefits plan of the Company, (C) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (D) a Subsidiary (as that term is defined in the 1997 Stock Option Plan) of the Company of a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company, (E) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors (as that term is defined in the 1997 Stock Option Plan), or (F) General John T. Chain, Jr. or Edward P. Evans; or (b) if individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute more than 50 percent of the members of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or (c) if stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or into another corporation or other legal person and, as a result of such merger, consolidation or reorganization, (i) with respect to options granted pursuant to the 1992 Stock Option Plan, less than a majority of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of the Company immediately prior to such merger, consolidation, or reorganization, or (ii) with respect to the options granted pursuant to the 1997 Stock Option Plan, if as a result of such transaction, the holders of the Company's Common Stock immediately prior to such transaction do not have the same proportionate ownership of the common stock of the surviving entity immediately after such transaction; or (d) if stockholders of the Company approve a sale or disposition of all or substantially all of the Company's assets to any other corporation or other legal person and, (i) with respect to options granted pursuant to the 1992 Stock Option Plan as a result of such sale, less than a majority of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of the Company immediately prior to such sale or disposition, or (ii) with respect to the options granted pursuant to the 1997 Stock Option Plan, if, as a result of such transaction, the holders of the Company's Common Stock immediately prior to such transaction do not have the same proportionate ownership of the common stock of the surviving entity immediately after such transaction; (e) if stockholders of the Company approve a plan of liquidation or dissolution of the Company; (f) with respect to options granted under the 1992 Stock Option Plan, a public announcement is made of a tender or exchange offer by any Person for fifty percent or more of the outstanding Voting Securities of the Corporation, and the Board of Directors approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; or (g) with respect to options granted pursuant to the 1997 Stock Option Plan, if, in a Title 11 Bankruptcy Proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

          5.1.2  Resignation for Good Reason. "Resignation for Good Reason" shall mean Mr. Taylor's decision to terminate his employment under this Agreement if the Company or any successor (a) commits any material breach of this Agreement, or (b) diminishes Mr. Taylor's Base Salary (as defined herein) below the annual sum of $225,000, or (c) diminishes Mr. Taylor's duties and responsibilities below those of Chief Financial Officer.

          5.1.3  Termination Without Cause. A "Termination Without Cause" shall mean the termination of Mr. Taylor's employment with the Company for any reason other than a termination on account of Mr. Taylor's death or disability or a Termination With Cause, as defined in Section 4.5 above.

        5.2  Severance Benefits. If, within thirteen (13) months of the effective date of a Change of Control, Mr. Taylor's employment is terminated by the Company without cause or by Mr. Taylor for Good Reason, Mr. Taylor shall, within thirty (30) days following the date of termination and receipt by the Company of a signed release of any claims against the Company in a form acceptable to the Company, receive the following severance benefits: (a) the Company shall pay Mr. Taylor a lump sum amount equal to two (2) times the sum of his Base Salary as set and/or approved by the Board, plus an additional amount equal to the greater of two (2) times the incentive compensation actually paid to Mr. Taylor for the Company's prior Fiscal Year or two times the target incentive compensation for the current Fiscal Year, such lump sum payment to be subject to applicable tax withholdings; and (b) the vesting and exercisability of all unvested, outstanding options to purchase Common Stock then held by Mr. Taylor shall be fully accelerated. Mr. Taylor acknowledges and agrees that the transaction between in Company, on the one hand, and Jack Chain and Ned Evans, on the other, consummated during 2002, does not constitute a Change of Control under this Agreement.

        Section 6. No Conflicting Agreements.    Mr. Taylor represents and warrants to the Company that he has not entered into any other agreement which will prevent him from working for the Company and fully complying with the terms of this Agreement, and that Mr. Taylor's employment with the Company does not constitute a breach of any obligation or duty owed by Mr. Taylor to any other party. Mr. Taylor shall immediately notify the Company if Mr. Taylor enters into any agreement which will prevent Mr. Taylor from fully complying with the terms of this Agreement or create a possible conflict of interest between Mr. Taylor and the Company.

Section 7. Confidentiality, Non-competition and Non-Solicitation.

        7.1  Confidential Information.

          7.1.1  Definitions.

            7.1.1.1  "Trade Secrets" means any technical information and business information that generally facilitates the sale of products, increases revenues, or provides an advantage over the Company's competitors and is not generally known. "Know-How" means all factual knowledge and information related to the Company's business which is not capable of precise, separate description but which, in accumulated form, after being acquired as a result of trial and error, gives to the one acquiring it the ability to produce and market something which one would otherwise not have known how to produce and market with the same accuracy or precision necessary for commercial success, provided, however, that such knowledge and information is not in the public domain or readily available to any third party other than a limited number of persons who have agreed to keep that information secret. "Confidential Information" is information acquired by Mr. Taylor in the course and scope of his activities for Company that is designated by Company as "confidential" or that Company indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside Company except through controlled means. Confidential Information need not be a Trade Secret, Intellectual Property, or Know-How to be protected under this Agreement. The parties specifically agree that, regardless of its affect on trade secret status, the controlled and limited disclosure of Confidential Information to third parties for legitimate business purposes and the availability of the Confidential Information to others outside Company through independent investigation and effort will not remove it from protected status as Confidential Information under this Agreement if Mr. Taylor was first entrusted with the Confidential Information while employed with Company. "Intellectual Property" means all compositions, articles of manufacture, processes, apparatus (collectively the "Inventions"); data, writings and other works of authorship (including, without limitation, software, protocols, program codes, audiovisual effects created by program code, and documentation related thereto, drawings); mask works; and certain tangible items (including, without limitation, materials, samples, components, tools, and operating devices, e.g., board assemblies, and engineering models). "Intellectual Property Rights" means patents, trademarks, copyrights, mask rights, Trade Secrets, and Know-How covering the Intellectual Property.

            7.1.1.2  "Company Information" means Trade Secrets, Intellectual Property, Know-How and Confidential Information (recognizing that certain information and material will fall into multiple categories). Without limitation, Company Information includes, without limitation, information pertaining to: (i) the identities of customers, clients, vendors, suppliers, or contractors with which or whom the Company does or seeks to do business, as well as the point of contact persons and decision-makers at these customers, clients, vendors, suppliers, or contractors, including their names, addresses, e-mail addresses and positions, whether contained in the Company's computer database system or any written report distributed to employees; (ii) the past or present purchasing or sales history of each existing and prospective customers, clients, vendors, suppliers, or contractors; (iii) work performed for clients and customers, and the volume of business and the nature of the business relationship between the Company and its customers, clients, vendors, suppliers, or contractors, including any computerized documents or files and/or written reports summarizing such information; (iv) the financing methods employed by and arrangements between the Company and its existing or prospective customers, clients, vendors, suppliers, or contractors; (v) the pricing of the Company's services and products, including any deviations from its standard pricing for particular customers, clients, vendors, suppliers, or contractors; (vi) the Company's business plans and strategy, including customer assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vii) information regarding the Company's employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (viii) information about the Company's financial results and business condition contained on the Company's computer network or in any written or printed documents; (ix) information regarding the use and application of Total Cycle Time R ("TCT~<') and other information and concepts developed by the Company to improve the business processes of corporations and other organizations; (x) software or other technology developed by the Company and any research data or other documentation related to the development of such software/technology; (xi) training materials developed by and utilized by the Company; and (xii) any other information which Employee acquired as a result of his employment with the Company and which Employee has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

          7.1.2  Protection of Company Information. Mr. Taylor recognizes and acknowledges that the Company has and will continue to provide him with access to Company Information in order to enable him to perform his duties for the Company. Mr. Taylor agrees that, except as may be required by the lawful order of a court of competent jurisdiction, or except to the extent that he has express authorization from the Company, he will keep secret and confidential indefinitely all Confidential Information concerning the Company which was acquired by or disclosed to him during the course of his employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way except for the benefit of the Company or in the performance of the duties assigned to him.

          7.1.3  Return of Company Property, including Company Information. Mr. Taylor acknowledges that all memoranda, notes, records, reports, manuals, handbooks, drawings, blueprints, papers, letters, formulas, client and customer lists, contracts, software programs, instruction books, catalogs, lines of code, technical manuals and documentation, drafts of instructions, maintenance manuals, and other documentation (whether in draft or final form) relating to the Company's business, and any and all other documents containing Company Information furnished to Mr. Taylor by any representative of the Company or otherwise acquired or developed by Mr. Taylor in connection with his employment with the Company (collectively, "Recipient Materials") shall at all times be the Company's property. Within twenty-four (24) hours of the termination of his employment under this Agreement, regardless of the reason for such termination, Mr. Taylor shall return to the Company any Recipient Materials which are in his possession, custody or control, including Recipient Materials retained by Mr. Taylor in his office or automobile or at his home. If any such information, documentation, or material is stored on Mr. Taylor's personal computer or disk drive, this fact should be disclosed to the Company within twenty-four (24) hours of Mr. Taylor's termination so that an appropriate course of action may be taken. Additionally, within twenty-four (24) hours of the termination of his employment under this Agreement, Mr. Taylor agrees to return to the Company any equipment or other tangible property which Mr. Taylor received from the Company during his employment, including, but not limited to, desktop and laptop computers, printers, monitors, cellular telephones, pagers, palm pilots or other personal communication devices, credit cards, access cards, security cards, and keys which are in the Mr. Taylor's possession, custody or control, as well as any and all passwords or codes required to gain access to such devices.

        7.2  Non-competition with and Non-solicitation of Business Relationships.

          7.2.1  Mr. Taylor acknowledges that the industry in which the Company is engaged is a highly competitive business. Mr. Taylor further acknowledges that, as a result of his former and present position in the Company, he has acquired and will continue to acquire Company Information, as well as extensive background in and knowledge of the Company's business and the industry in which it operates. Mr. Taylor further acknowledges that the Company has developed, over a period of time, and will continue to develop, significant relationships and goodwill between itself and its customers, clients, vendors, suppliers and contractors by providing superior products and services. Mr. Taylor further acknowledges that these relationships and this goodwill are a valuable asset belonging solely to the Company. Mr. Taylor further acknowledges that any business relationship that he brings to the Company will belong to and will inure to the benefit of the Company after Mr. Taylor begins his employment. The Company promises to permit Mr. Taylor to use its goodwill with its current and prospective customers, clients, vendors, suppliers and contractors to enable Mr. Taylor to perform his duties for the Company. The Company further promises to compensate Mr. Taylor him while he builds and/or maintains the Company's business relationships and goodwill with its current and prospective customers, clients, vendors, suppliers and contractors on a personal level. The Company also agrees to reimburse Mr. Taylor for reasonable and necessary business expenses incurred by him in building and maintaining business relationships and goodwill with the Company's current and prospective customers, clients, vendors, suppliers and contractors. Mr. Taylor acknowledges that the responsibility to build and maintain business relationships and goodwill with current and prospective customers, clients, vendors, suppliers and contractors creates a special relationship of trust and confidence between him, the Company, and its customers, clients, vendors, suppliers and contractors.

          7.2.2  Mr. Taylor acknowledges that the special relationship of trust and confidence between him, the Company, and its customers, clients, vendors, suppliers and contractors creates a high risk and opportunity for Mr. Taylor to misappropriate the relationship and goodwill existing between the Company and such persons or entities. Mr. Taylor acknowledges that his access to the Company's Company Information and goodwill will enable him to benefit from the Company's goodwill and know-how. Mr. Taylor further acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Company, or which intends to or may compete with the Company, to disclose and/or use Company Information, as well as to misappropriate the Company's goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Therefore, Mr. Taylor agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of misappropriation of the Company's business relationships, goodwill, and Company Information.

          7.2.3  For purposes of this Agreement, "Competing Business" means any person or entity that designs, manufactures, markets, sells or develops for sale products or services that would compete with or displace any products or services which were designed, manufactured, marketed, sold or developed for sale by the Company during Mr. Taylor's employment, or engages in any other activities so similar in nature or purpose to those of the Company that they would displace business opportunities or customers of the Company. "Covered Clients or Customers" means those persons, associations, corporations or other business organizations or entities which Mr. Taylor contacted, communicated with, solicited, called upon, or served, or that he directed or managed others to contact, solicit, communicate with, call upon, or serve, on behalf of the Company, during the twenty-four (24) month period preceding the separation of Mr. Taylor's employment with the Company.

          7.2.4  Ancillary to the enforceable promises set forth in this Agreement, as well as to protect the vital interests described in this Section, Mr. Taylor agrees that, while he is employed by or associated with the Company and for a period of twenty-four (24) months following the termination of his employment with the Company, regardless of the reason for such termination, Mr. Taylor will not, without the prior written consent of the Company, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, proprietor, principal, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity, (i) solicit sales or placement of, sell, deliver or place any product, service or system of the kind and character designed, manufactured, sold, provided, distributed or placed by Mr. Taylor on behalf of the Company to any Covered Clients or Customers, or divert the business or patronage of any Covered Clients or Customers, unless given the prior written consent of the Company's CEO to do so; or (ii) work for, become employed by or associated with, or assist a Competing Business in any capacity, unless given the prior written consent of the Company's CEO to do so.

          7.2.5  The restrictions set forth in Section 7.2 are geographically limited to any location, address or place of business in the United States or Canada where a Covered Client or Customer is present and available for solicitation. The restrictions set forth in Section 7.2 are limited to conduct within the United States or Canada. The Parties stipulate that these geographic restrictions are reasonable limitations because of the scope of the Company's operations and Mr. Taylor's activities on its behalf. These geographic restrictions create a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to the Company and is not intended to be or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. Mr. Taylor further agrees that the limitations as to time and scope of activity to be restrained by this Section are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company. Mr. Taylor agrees that if, at some later date, a court of competent jurisdiction determines that the restrictions set forth in this Section does not meet the criteria established by state or federal law, this Section may be reformed by the court and enforced to the maximum extent permitted under state or federal law.

          7.2.6  If Mr. Taylor is found to have violated any of the provisions of this Section 7.2, Mr. Taylor agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by him. It is the intent of this paragraph that the running of the restrictive period of any covenant shall be tolled during any period of violation of such covenant so that the Company may obtain the full and reasonable protection for which it contracted and so that Mr. Taylor may not profit by his breach.

        7.3  Non-Solicitation of Employees and Consultants. Mr. Taylor agrees that, as part of his employment or association with the Company, he has or will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Company's employees and consultants. Mr. Taylor covenants and agrees that, for a period of eighteen (18) months following the termination of his employment with the Company, whether such termination occurs at the insistence of Mr. Taylor or the Company, he shall not recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company, nor shall he contact or communicate with any such persons for the purpose of inducing such persons to terminate their employment or association with the Company. For purposes of this covenant, the "persons" covered by this prohibition include permanent employees, temporary employees, or consultants who were employed by, doing business with, or associated with the Company within six (6) months of the time of the attempted recruiting, solicitation, or hiring.

        7.4  Survival of Restrictions. Mr. Taylor understands and agrees that each restriction set forth in this Section 7 shall survive the termination of this Agreement and his employment with the Company. The existence of any claim or cause of action of his against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said restrictions.

        7.5  Remedies. In the event that Mr. Taylor violates or threatens to violate any of the provisions set forth in Section 7, he acknowledges that the Company will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Mr. Taylor acknowledges and agrees that the Company shall be entitled to (i) immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation; (ii) recovery of attorneys' fees and costs incurred by the Company in obtaining such relief; and (iii) any other equitable relief to which it may be entitled. An agreed amount for the bond to be posted if any injunction is sought by the Company is $1,000.00. The pursuit of one remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

        7.6  General Release and Separation Agreement. Mr. Taylor agrees to execute a general release and a separation agreement in a form satisfactory to the Company prior to his receipt of any severance payments provided for in Sections 4.4 or 5.2. In general, such release and separation agreement will waive all rights, causes of action, demands and claims, known and unknown, in contract, law and equity, of any kind whatsoever, that Mr. Taylor has or may have as of the date the general release and separation agreement is signed by him against the Company, including their past and present officers, directors, trustees, managers, employees, affiliated entities, subsidiaries, divisions, joint ventures, agents, attorneys, insurers, benefit plans and plan administrators, successors and/or assigns.

Section 8. Ownership of Information, Inventions and Original Work.

        8.1  Mr. Taylor agrees that any invention, discovery, process, machine, software, computer program, design, formulation. product, concept or idea which is conceived, created or developed by Mr. Taylor, either alone or with others (collectively referred to as "Work Product") is the exclusive property of the Company if: (i) it was conceived or developed in any part on Company time; (ii) any equipment. facilities, materials or Confidential information of the Company were used in its conception or development; or (iii) it either (a) relates, at the time of conception or reduction to practice, to the Company's business or to an actual and demonstrably anticipated research or development project of the Company; or (b) results from work performed by Mr. Taylor for the Company.

        8.2  With respect to any such Work Product, Mr. Taylor agrees as follows: (i) Mr. Taylor shall promptly disclose the Work Product to the Company; (ii) Mr. Taylor agrees to assign, and hereby does assign, all proprietary rights to such Work Product to the Company without further compensation; (iii) Mr. Taylor agrees not to file any patent or copyright applications related to such Work Product except with the written consent of the Company's President; (iv) Mr. Taylor agrees to assist the Company in obtaining any patent or copyrights on such Work Product, and to provide such documentation and assistance as is necessary for the Company to obtain such patent or copyright; and (v) Mr. Taylor shall maintain adequate written records of such Work Product. in such format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times. Any Work Product disclosed by Mr. Taylor within one (1) year following the termination of employment from the Company shall be deemed to be owned by the Company under the terms of this Agreement, unless proved by Mr. Taylor to have been conceived after such termination. Mr. Taylor's obligations to assist the Company in obtaining and enforcing patents and copyrights with respect to any Work Product within the scope of this provision shall continue beyond the termination of Mr. Taylor's employment with the Company.

Section 9.  Novation and Settlement of Rights. In exchange for the promises set forth herein, Mr. Taylor agrees (a) that (except as otherwise provided below) this Agreement, will replace any existing employment agreement between the Parties and, thereby, acts as a novation, (b) that all Intellectual Property developed by Mr. Taylor during past employment with the Company and all goodwill developed with the Company's clients, customers and other business contacts by Mr. Taylor during past employment with the Company is now the exclusive property of the Company, and (c) that all of the Company Information and specialized training received by Mr. Taylor during past employment with Company will be used only for the benefit of the Company as described above, whether previously so agreed or not. Mr. Taylor waives and releases any claim or allegation that he should be able to use client and customer goodwill, specialized Company training, or Intellectual Property, or Company Information, that was previously received or developed by Mr. Taylor while working for the Company for the benefit of any competing person or entity.

Section 10.  Severability/Survivability of Agreement. The Parties acknowledge that each covenant and/or provision in this Agreement shall be enforceable independently of every other covenant and/or provision, and further, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable. The Parties agree that this Agreement shall survive Mr. Taylor's employment by the Company, does not in any way restrict Mr. Taylor's right or the right of the Company to terminate Mr. Taylor's employment, and is binding upon Mr. Taylor's heirs and legal representatives. In the event the Company should consolidate, merge into another entity, or transfer substantially all of its assets or operations to another entity, this Agreement shall continue in full force and effect with regard to the surviving entity and may be assigned by the Company. Since Mr. Taylor's obligations under this Agreement are personal in nature, Mr. Taylor may not assign the Agreement to another person or entity.

Section 11.  Entire Agreement. The Parties acknowledge that the making, execution, and delivery of this Agreement has not been induced by any representations, statements, warranties or agreements other than those expressed in this Agreement. This Agreement embodies the entire understanding of the Parties concerning the issues and topics addressed in the Agreement. The Parties further acknowledge that there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement.

Section 12.  Governing Law and Venue. The Parties acknowledge that the laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, it being stipulated by the Parties that Texas has a compelling state interest in the subject matter of this Agreement and that Mr. Taylor has or will have regular contact with Illinois in the performance of this Agreement. With respect to any dispute or claims arising out of this Agreement or Mr. Taylor's employment relationship with the Company, the Parties agree that the state and federal courts situated in Dallas County, Texas, shall have personal jurisdiction over the Company and Mr. Taylor to hear disputes concerning such claims, and that venue for any such disputes shall be exclusively in the state or federal courts in Dallas County, Texas.

Section 13.  Resolution of Controversies. Excluding claims or controversies covered by Section 7, in the event of any controversy or claim arising out of or related to the other provisions of this Agreement, the parties agree first to try in good faith to settle the dispute by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Rules. In the event that mediation does not resolve the dispute, such dispute shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Dallas. Texas, and judgment may be entered in any court having jurisdiction thereof. Each party is responsible for its own attorneys' fees and costs of preparing for and presenting its case at the arbitration. However, the Company shall pay the fee of the American Arbitration Association. the arbitration panel's fee, and costs associated with the facilities for the arbitration, and the arbitration panel shall not apportion these costs.

Section 14.  Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to be given and received when personally delivered, transmitted by telecopy or telex, or when mailed by registered or certified mail, return receipt requested, addressed as follows: if to Thomas Group. Inc.. send to: 5221 North O'Connor Blvd., Suite 500, Irving. Texas 75039-3714 (Attn: Human Resources); and if to Mr. Taylor, send to:            .

Section 15.  Voluntary Agreement. The Parties acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this

Agreement, and each has read this Agreement, as signified by their respective signatures hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

        The undersigned, intending to be legally bound, have executed this Agreement on the date set forth below, to be effective as of the date of Employee's signature.

EMPLOYEE	Thomas Group, Inc.
/s/ James T. Taylor	By: /s/ John R. Hamann
Print Name JAMES T. TAYLOR	Title: Chief Executive Officer, President
Approved by:
By:	/s/ James E. Dykes
Name: James E. Dykes
Title: Chairman, Nominating, Corporate Governance and
Compensation Committee

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  Exhibit 10.22
FIRST AMENDED EMPLOYMENT AGREEMENT